UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 1-3952

Date of Report (date of earliest event reported):    July 8, 2009

SIBONEY CORPORATION
(Exact name of registrant as specified in its charter)

MARYLAND	1-3952	73-0629975
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification No.)
incorporation or organization)

P.O. BOX 221029		63122
ST. LOUIS, MISSOURI		(Zip Code)
(Address of principal executive offices)

(314) 822-3167
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement.

As previously reported in connection with the renewal of its bank credit agreement, on March 21, 2007, Siboney Corporation (the “Company”) borrowed the aggregate sum of $200,000 from Lewis B. Shepley and Timothy J. Tegeler, members of the Company’s Board of Directors. The subordinated loan was requested by the Company’s bank and evidenced by 10% Subordinated Secured Promissory Notes each in the principal amount of $100,000.

On July 8, 2009, the Company discharged its obligations to Mr. Shepley under his Subordinated Secure Promissory Note (the “Shepley Note”).  The Company paid approximately $128,000 to Mr. Shepley, which sum represents the principal and accrued interest payable under the Shepley Note and the reimbursement of attorney’s fees incurred in connection with collection under the Shepley Note.

After retirement of the Shepley Note, the Subordinated Secured Promissory Note to Mr. Tegeler (the “Tegeler Note”) represents the only secured debt obligation of the Company.  As previously disclosed, since the Company has ceased its ongoing business operations and believes the realizable value of its assets does not exceed its outstanding liabilities, the Company anticipates it will not have sufficient funds to fully satisfy its obligations to Mr. Tegeler under the Tegeler Note.  Mr. Tegeler has advised the Company that he is initiating foreclosure of his security interest through a public sale of the collateral (substantially all of which consists of stock of Company subsidiaries with mineral and oil and gas interests and cash proceeds therefrom).  The Company believes that the proceeds which may be generated from the foreclosure will be less than the obligation owed Mr. Tegeler.  The Company anticipates that, upon completion of the foreclosure, the Company will have no significant remaining assets.

Item 2.01  Completion of Acquisition of Disposition of Assets.

The information required by this Item 2.01 is set forth in Item 1.02 above, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 8, 2009

SIBONEY CORPORATION

By: /s/ Timothy J. Tegeler
Timothy J. Tegeler
Chief Executive Officer